EXHIBIT 10.74

AMENDED AND RESTATED SCRIPPS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Scripps Supplemental Executive Retirement Plan

(As Amended and Restated Effective May 8, 2008)

ARTICLE 1. INTRODUCTION

1.1 Effective Date. The E.W. Scripps Company (“EWSCO”) hereby amends and restates the Scripps Supplemental Executive Retirement Plan (sometimes heretofore called the Scripps Excess Benefit Plan), effective as of May 8, 2008. The Plan is amended and restated to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). In order to comply with Section 409A of the Code, effective immediately before the Effective Date, the Plan is divided into two parts, one of which shall be named “Part One” and the other of which shall be named “Part Two”. Except as otherwise provided herein, Part One of the Plan shall be governed by the terms and conditions of the Plan as in effect on October 3, 2004, a copy of which is attached hereto as Exhibit A. Nothing contained herein is intended to materially enhance a benefit or right existing under Part One of the Plan as of October 3, 2004, or add a new material benefit or right to the amounts accrued under Part One of the Plan. Part One of the Plan is frozen as to new participants. Part Two of the Plan shall be governed by the terms and conditions set forth herein.

1.2 History. The Scripps Supplemental Executive Retirement Plan (“Scripps SERP” or “SERP”) originally was established by a predecessor of EWSCO on October 27, 1982 in response to certain limitations that were imposed upon tax qualified pension plans by the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”). TEFRA had the effect of reducing tax qualified pension benefits for executive employees by limiting the amount of an employee’s annual compensation that may be recognized under such a plan and limiting the maximum level of benefits that may be paid to an employee by such a plan. Following the original adoption of the SERP by EWSCO, various affiliates of EWSCO thereafter adopted the SERP from time to time for the benefit of their own executive employees.

1.3 Purpose. The purpose of the SERP is to supplement benefits payable to, and on behalf of, covered employees by the Scripps Pension Plan, a tax qualified retirement plan maintained by EWSCO and its affiliates. In general, the SERP provides covered employees with benefits approximately equal to the additional benefits they would have earned under the Scripps Pension Plan, by reason of their Scripps and Scripps-related employment, in the absence of the annual compensation limits and maximum benefit limits imposed by Section 401(a)(17) and Section 415, respectively, of the Code.

1.4 Part One. Except as otherwise provided herein, Part One of the Plan shall exclusively govern the benefits payable to any Covered Employee who was vested as of December 31, 2004, separated from service prior to January 1, 2005, and with respect to whom no additional amounts were “deferred” (as defined in Section 409A of the Code) under the Plan after December 31, 2004. Part One therefore covers an individual who is in pay status under the Plan as of December 31, 2004 or who separated from service prior to January 1, 2005 and who was entitled to a benefit under the Plan (even if payment of the benefit had not begun by December 31, 2004) provided that no additional amounts were “deferred” (as defined in Section 409A of the Code) under the Plan after December 31, 2004.

1.5 Part Two. Part Two of the Plan shall govern the benefits payable to all Covered Employees whose benefit is not otherwise governed by Part One.

1.6 Separation Transaction. Notwithstanding anything in this Plan to the contrary, SNI Participants who have accrued, or were eligible to accrue, benefits under the Plan immediately prior to the Distribution Date shall continue to accrue, or be eligible to accrue, benefits under the Plan for the Transition Period. Notwithstanding anything contained herein to the contrary, SNI shall be responsible for any and all liabilities and other obligations with respect to SNI Participants under the Plan during the Transition Period, and shall reimburse EWSCO for all amounts paid by it to SNI Participants during the Transition Period. Effective as of the day immediately following the Transition Period End Date for the Plan, the Scripps Networks Interactive, Inc. Supplemental Executive Retirement Plan (“SNI SERP”) will assume, and fully perform, pay and discharge all liabilities, when such liabilities become due, of the Plan with respect to all SNI Participants, and the SNI Participants shall cease to participate or have any rights under this Plan. Scripps Networks Interactive, Inc. and its affiliates shall be responsible for any and all liabilities and other obligations with respect to the SNI SERP. Capitalized terms used in this Section 1.6 that are not defined in this Plan shall have the meaning set forth in the Employee Matters Agreement by and between The E.W. Scripps Company and Scripps Networks Interactive, Inc.

1.7 Participating Employers. EWSCO and its affiliates who participate in the SERP (collectively, the “Participating SERP Employers”) each agree to pay the benefits which their own covered employees become entitled to receive under the terms of the SERP. Each covered employee only will receive SERP benefits from the particular Participating SERP Employer by whom he/she was employed. SERP benefits shall not be advance funded, but rather shall only be payable from the general assets of the Participating SERP Employer, with the covered employee being a general creditor of his/her Participating SERP Employer.

1.8 Interpretation. It is intended that (i) the SERP constitute an unfunded deferred compensation plan for a select group of management or highly compensated employees, within the meaning of Sections 201(2) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) the SERP be an excess benefit plan, within the meaning of Sections 3(36) and 4(b)(5) of ERISA; and (iii) that the SERP comply with Section 409A of the Code. Accordingly, all provisions of the SERP are to be interpreted and carried out in a manner consistent with the aforesaid intentions.

ARTICLE 2. DEFINITIONS

2.1	“Adjusted Annual Compensation” means a Covered Employee’s “Annual Compensation” under the Scripps Pension Plan, but determined without regard to any limitations imposed by reason of Section 401(a)(17) of the Code on the maximum amount that may recognized as Annual Compensation. A Covered Employee’s Adjusted Annual Compensation also shall include (to the extent not already included in Annual Compensation) the following amounts, which shall be added to the Covered Employee’s compensation for the taxable year in which such amounts are earned:

(a)	Payments in the nature of deferred compensation which have been designated by the Pension Board as includable in an employee’s Adjusted Annual Compensation for purposes of this Plan; and

(b)	Other forms of executive compensation or incentive compensation which have been designated by the Pension Board as includable in an employee’s Adjusted Annual Compensation for purposes of this Plan.

2.2	“Beneficiary” means a Covered Employee’s “Beneficiary” under the Scripps Pension Plan.

2.3	“Code” means the Internal Revenue Code of 1986, as amended.

2.4	“Covered Employee” means a management or highly compensated employee of a Participating SERP Employer (i) who is eligible to receive a vested benefit under the Scripps Pension Plan that is limited by reason of Section 401(a)(17) and/or Section 415 of the Code, and (ii) who has not been expressly excluded from participation in the SERP by agreement with his/her Participating SERP Employer.

2.5	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.6	“EWSCO” means The E.W. Scripps Company, or any successor.

2.7	“Participating SERP Employer” means a “Participating Employer” under the Scripps Pension Plan that is in the EWSCO control group under Section 414(b) or 414(c) of ERISA, or any other Participating Employer under the Scripps Pension Plan that adopts the SERP with the consent of the Pension Board.

2.8	“Pension Board” means the “Pension Board” under the Scripps Pension Plan.

2.9	“Scripps Pension Plan” or “Pension Plan” means the document entitled Scripps Pension Plan, as the same may be amended and restated from time to time, including the tax qualified pension plan provided for thereunder.

2.10	“Scripps SERP” or “SERP” or “Plan” means this document, as the same may be amended from time to time, including the nonqualified pension plan provided for hereunder.

2.11	“Separation from Service” means a termination of employment in such a manner as to constitute a “separation from service” as defined under Section 409A of the Code and shall include terminations due to death. Upon a sale or other disposition of the assets of EWSCO or any member of its controlled group to an unrelated purchaser, the Pension Board reserves the right, to the extent permitted by Section 409A of the Code, to determine whether Covered Employees providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.

2.12	“SERP Benefit” means any benefit payable under the Scripps SERP to or on behalf of a Covered Employee.

2.13	In addition to the foregoing, in the case of any terms which are used in the SERP and not defined herein but which are defined in the Scripps Pension Plan, such terms shall have the meanings set forth in the Scripps Pension Plan.

2.14	Whenever appropriate, words used herein in the singular may be read as the plural and the plural may be read as the singular. Unless otherwise clear from the context, words used herein in the masculine shall also be deemed to include the feminine.

ARTICLE 3. PLAN PARTICIPATION

An individual must be a Covered Employee in order to participate in the Scripps SERP.

ARTICLE 4. BENEFITS PAYABLE; TIME AND FORM OF PAYMENT

4.1 General. A Covered Employee (i) whose Separation from Service occurs on or after January 1, 2009 for any reason other than death or (ii) whose Separation from Service occurred on or after January 1, 2005 but prior to January 1, 2009 and who has not commenced payment of benefits under the Plan prior to January 1, 2009, shall receive the benefit described in this Article 4, payable at the time and in the form described in this Article 4. For purposes of this Article 4, payment to a Covered Employee shall include payment to his/her Beneficiary. Any rules adopted by the Pension Board regarding the computation of a Covered Employee’s SERP Benefit shall have the same force and effect as if expressly included in this document.

4.2 Calculation of Benefit. A Covered Employee’s SERP Benefit shall be a lump sum payment actuarially equivalent to the benefit calculated as follows:

Difference between:

(a)	The Covered Employee’s “normal retirement benefit” under the Scripps Pension Plan, and

(b)	What the Covered Employee’s “normal retirement benefit” would be if computed on the basis of his/her Adjusted Annual Compensation and without any Code Section 415 maximum benefit limitation (as currently set forth in Section 6.02 of the Scripps Pension Plan);

Reduced by:

(c)	If the date the Covered Employee Separates from Service occurs on or after the date he/she has both attained age 55 and completed at least 10 years of service, .416% for each month by which the commencement of benefit payments precedes the Covered Employee’s 62nd birthday; or

(d)	In all other cases, .5% for each month, if any, by which the commencement of benefit payments precedes the Covered Employee’s 65th birthday.

The actuarial factors and assumptions used under the Scripps Pension Plan to convert the normal form of retirement benefit into a lump sum form of benefit shall be used to convert the SERP Benefit into a lump sum.

The SERP Benefit shall include a gross-up intended to cover the Medicare hospital insurance tax assessable to the employee on the amount payable under the SERP.

4.3 Calculation of Benefit in the Event of Death. In the event the Covered Employee’s Separation from Service is due to death, the SERP Benefit payable to the Covered Employee’s “surviving spouse” as defined in the Scripps Pension Plan shall be a lump sum payment actuarially equivalent to the benefit calculated as follows:

Difference between:

(a)	The “Surviving Spouse’s Benefit” under the Scripps Pension Plan, and

(b)	What the “Surviving Spouse’s Benefit” would be if computed on the basis of the Covered Employee’s Adjusted Annual Compensation and without any Code Section 415 maximum benefit limitation (as currently set forth in Section 6.02 of the Scripps Pension Plan).

The Scripps Pension Plan actuarial factors and assumptions shall be used to convert the SERP Benefit into a lump sum.

The SERP Benefit shall include a gross-up intended to cover any Medicare hospital insurance tax assessable on the amount payable under the SERP.

4.4 Time of Payment. The SERP Benefit of a Covered Employee whose Separation from Service occurs for any reason including death on or after January 1, 2009 shall be distributed within 30 days after the first business day of the seventh month following the Covered Employee’s Separation from Service. The SERP Benefit of a Covered Employee whose Separation from Service occurred on or after January 1, 2005 but prior to January 1, 2009 and who has not commenced payment of benefits under the Plan prior to January 1, 2009 shall be paid as of a date in 2009 selected by the Pension Board, provided that payment shall not occur earlier than 6 months following the Covered Employee’s Separation from Service.

4.5 Form of Payment. A Covered Employee’s SERP Benefit shall be paid in cash in the form of a single lump sum.

4.6 Pre-2009 Payments. Notwithstanding anything contained in this Article 4 to the contrary, if a Covered Employee commences payment of his or her SERP Benefit in conjunction with his benefit under the Scripps Pension Plan prior to January 1, 2009, then such benefit shall be payable for the remainder of 2008 and subsequent calendar years at the same time and in the same form elected by the Covered Employee under the Scripps Pension Plan. Such time and form of payment shall not be subject to change after January 1, 2009 and shall not be affected by any changes in the time or form of payment of the benefit under the Scripps Pension Plan that occur on or after January 1, 2009.

ARTICLE 5. PAYMENT OF SERP BENEFITS

All SERP Benefits shall be paid in cash from the general assets of a Covered Employee’s Participating SERP Employer. If a Covered Employee is entitled to a SERP Benefit on account of service with more than one Participating SERP Employer, the Pension Board shall determine the manner in which the obligation to pay such SERP Benefit shall be equitably apportioned between or among such Participating SERP Employers. A Covered Employee shall have the status of a general creditor of his/her Participating SERP Employer with respect to any claim for SERP Benefits.

ARTICLE 6. PLAN ADMINISTRATION

The SERP Plan shall be administered in the same manner as the Scripps Pension Plan by the Pension Board and/or its designee(s). The Pension Board shall have the same rights, powers and duties with respect to the SERP Plan as it has under the terms of the Scripps Pension Plan. Without limiting the generality of the foregoing, the Pension Board has full authority to (i) interpret the Plan, (ii) determine all questions relating to the rights and status of Covered Employees and their SERP Benefits, and (iii) make such rules and regulations for the administration of the Plan as are not inconsistent with its express terms and provisions.

ARTICLE 7. MISCELLANEOUS PROVISIONS

7.1	ERISA and Governing Law. The SERP Plan is a combination of an excess benefit plan, as defined in Sections 3(36) and 4(b)(5) of ERISA, and an unfunded deferred compensation plan for a select group of management or highly compensated employees, as defined in Section 201(2) and 401(a)(1) of ERISA. As such, the Plan is expressly excluded from all, or substantially all, of the provisions of ERISA, including but not limited to Parts 2 and 3 of Title I thereof. None of the statutory rights and protections conferred on participants by ERISA are conferred under the terms of this Plan, except as expressly noted or required by operation of law. To the extent not superseded by federal law, the laws of the State of Ohio shall control in any and all matters relating to the Plan.

7.2	Incorporation of Scripps Pension Plan Provisions By Reference. The provisions of the Scripps Pension Plan are hereby fully incorporated by reference, but only to the extent reference is made by the Plan to such provisions or otherwise necessary for the proper administration of the Plan. The eligibility of each Covered Employee for SERP Benefits and the amount of SERP Benefits will be based, in part, upon the interpretations of the Scripps Pension Plan provisions, as made by the fiduciaries thereof and such fiduciaries’ interpretations will be fully binding on this Plan and all parties hereto.

7.3	Claims and Appeals Procedure. The claims and appeals procedure set forth in the Scripps Pension Plan shall be equally applicable to claims and appeals under the SERP Plan, and such provisions hereby are incorporated into this Plan by reference.

7.4	Benefits Are Nonassignable. No SERP Benefit may be pledged, assigned, anticipated or alienated in any way by any Covered Employee or Beneficiary or personal representative of the foregoing. Moreover, no Covered Employee, Beneficiary or personal representative of the foregoing shall have any right to cause benefits otherwise payable under this Plan to be accelerated or paid on any basis or in any form other than on the basis and in the forms provided for under Article 4.

7.5	Amendment, Suspension or Termination of Plan. EWSCO hereby reserves the right and power to amend, suspend or terminate this Plan, in whole or in part, at any time and from time to time. Moreover, EWSCO may amend the Plan at any time in its sole discretion to ensure that the Plan complies with the requirements of Section 409A of the Code or other applicable law. In no event shall any such action by EWSCO eliminate or reduce any benefit that, prior to such action, had already become payable under the Plan without the consent of the Covered Employee, unless EWSCO determines in good faith that such action is necessary to ensure compliance with Section 409A of the Code. Each Participating SERP Employer also has the right to withdraw from the Plan with respect to all employees whose SERP Benefits have not yet become payable under Article 4 hereof prior to such withdrawal. All actions pursuant to this Section 7.5 shall be set forth in a written instrument executed by an appropriate corporate officer.

7.6	Delay and/or Discretionary Acceleration of Payments. To the extent permitted under Section 409A of the Code, EWSCO may, in its sole discretion, delay payment of a SERP Benefit in accordance with Treasury Regulation Section 1.409A-2(b)(7). To the extent permitted by Section 409A of the Code, EWSCO may, in its sole discretion, accelerate the time of a payment under the Plan in accordance with Treasury Regulation Section 1.409A-3(j). In the event EWSCO exercises its discretion to delay or accelerate the time of payment under the Plan it shall also determine, in its sole discretion, the manner in which the SERP Benefit shall be calculated as of such delayed or accelerated payment date.

7.7	No Guarantee Of Employment. Nothing contained herein shall be construed as a contract of employment between a Participating SERP Employer and any employee, or as a right of any employee to continue in the employment of a Participating SERP Employer, or as a limitation of the right of a Participating SERP Employer to discharge any of its employees, with or without cause, at any time.

7.8	Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

7.9	Successor Employer. In the event of the dissolution, merger, consolidation or reorganization of a Participating SERP Employer, the Participating SERP Employer shall have the unilateral right (but not the obligation) to assign or transfer its participation in the Plan, or any liability or other obligation arising thereunder, in whole or in part to a successor, in which case such successor shall be substituted for the former Participating SERP Employer under the Plan. The substitution of a successor shall constitute a full and complete assumption of all associated Plan liabilities by such successor and a full and complete discharge of the former Participating SERP Employer with respect thereto, and the successor shall thereupon have all of the powers, duties and responsibilities of the prior Participating SERP Employer under the Plan.

7.10	Compliance with Code Section 409A. It is intended that Part Two of the Plan comply with Section 409A of the Code so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the taxable year or years in which such amounts would otherwise actually be distributed or made available to Covered Employees and their Beneficiaries. The provisions of the Plan both as reflected in this amendment and restatement and immediately prior to the effective date of the amendment and restatement shall be construed, administered, and governed in a manner that effects such intent. Although the Pension Board and EWSCO shall use their best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of benefit accruals and payments under SERP is not warranted or guaranteed. Neither EWSCO nor the Pension Board shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Covered Employee or Beneficiary or other taxpayer as a result of the Plan. Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Covered Employee or Beneficiary under Section 409A(a)(1) of the Code.

7.11

Limited Cash-Outs. The Committee may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that the payment results in the termination and liquidation of the entirety of the Covered Employee’s interest under the Plan, including all agreements, methods, programs, or other arrangements which, together with this Plan, are treated as a single non-qualified deferred compensation plan under Section 409A of the Code and provided further that in the event such payment is made to a “specified employee” (as defined in Section 409A) upon a Separation from Service, such payment shall not be made sooner than 6 months following Separation from Service. The provisions of this Section 7.11 shall apply to both Part One and Part Two of the Plan.

7.12	Covered Employees Deemed to Accept Plan. By accepting any benefit under the Plan, each Covered Employee and each person claiming under or through any such Covered Employee shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Pension Board or EWSCO or the other Participating SERP Employers, in any case in accordance with the terms and conditions of the Plan.

EXHIBIT A

to

Scripps Supplemental Executive Retirement Plan

[Copy of Scripps Supplemental Executive Retirement Plan as in effect on October 3, 2004]